Exhibit 99.1

FOR IMMEDIATE RELEASE
Cablevision Announces Preliminary Vote Results from Special Shareholders Meeting
Bethpage, N.Y., October 24, 2007 —Cablevision Systems Corporation (NYSE: CVC) announced that, based on preliminary voting results, it did not receive a sufficient number of votes to approve the acquisition of the company for $36.26 per share in cash by an entity created by members of the Dolan Family Group. Cablevision held a special shareholders meeting today at which shareholders voted on the acquisition.
Charles F. Dolan and James L. Dolan, speaking on behalf of the Dolan Family Group, said, “While we are disappointed that shareholders did not approve the transaction, there is really nothing negative about today’s outcome. In fact, in many ways, it is a very positive event. We see today’s outcome as a vote of confidence in the prospects of Cablevision, its management team, its 20,000 employees and the industry’s future. Cablevision has become a dynamic, industry leader during the past 35 years and we are ready to continue as a public company. We are extremely proud of all of our outstanding employees who have maintained their focus on the business. We look forward to continuing our work together to serve our customers, to build on Cablevision’s success and to create value for our shareholders.”
Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve 3.1 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall and legendary Beacon Theatre, and owns and operates Clearview Cinemas.
This press release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to any proposed transaction, general economic conditions, and other factors that may be identified in filings made with the SEC by Cablevision or the Dolan Family Group.
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Contacts:
For Cablevision:		For Dolan Family Group:
Charlie Schueler	516 803-1013	George Sard/Paul Caminiti, Sard Verbinnen & Co.
Kim Kerns	516 803-2351	212 687-8080